Exhibit 10.80
INTERNATIONAL TRANSMISSION COMPANY
MANAGEMENT SUPPLEMENTAL BENEFIT PLAN
     The International Transmission Company Management Supplemental Benefit Plan (the “Plan”), established by International Transmission Company effective May 10, 2005, is hereby restated in its entirety and sponsored, effective as of December 1, 2008, by ITC Holdings Corp. (“ITC”) as the successor to International Transmission Company.
     1. Purpose.
     The Plan is designed to supplement the pension benefits of Joseph L. Welch (“Executive”), the president and chief executive officer of ITC Holdings Corp. and ITC.
     2. Definitions. Unless otherwise defined herein, all defined terms shall have the same meaning as provided under the ITC Retirement Plan.
          a. Actuarial Equivalent. “Actuarial Equivalent” means an amount calculated as specified under Section 7, Step 2, below using the applicable mortality and interest rate specified in the ITC Retirement Plan from time to time.
          b. Average Final Compensation. “Average Final Compensation” is equal to one-fifth of Executive’s Compensation during the 260 weeks of Service that results in the highest average of Executive’s Compensation.
          c. Board. The Board of Directors of the Company.
          d. Company. Where the context requires in respect of the liability for the payment of any benefit to the Executive or his beneficiary, the term “Company” shall mean ITC or such other affiliate of ITC employing or who employed Executive. All corporate officers and other administrative personnel referred to herein refer to officers and administrative personnel of ITC.
          e. Company Service. Executive’s years of service with the Company. Company Service is calculated to the nearest whole month. As of the effective date of this restated Plan, Executive has 5 years and 9 months of Company Service.
          f. DTE Service. All years of service with The Detroit Edison Company (“DTE”) (or any of its predecessors, affiliates or other members of its controlled group) calculated to the nearest completed calendar month. For purposes of this Plan, Executive is treated as having 32 years and 1 month of DTE Service.
          g. Compensation. “Compensation” as defined in the ITC Retirement Plan; provided, however, that for purposes of this Plan, “Compensation” shall be Executive’s Normal Pay, any bonuses paid to Executive without restrictions, and compensation related to Executive’s service with DTE, and shall be calculated without regard to any limitation imposed by Section 401(a)(17) of the Code. For purposes of compensation related to service with DTE, including all pay from other sources while placed on a suspension of employment, see Exhibit B. The foregoing notwithstanding, the Executive’s “Compensation” shall not include any “Special

Bonus Amounts” awarded, paid, accrued, vested or deferred at any time after May 17, 2006 under the ITC Holdings Corp. Executive Group Special Bonus Plan.
          h. Normal Pay. Executive’s annual base salary received from the Company for a standard forty-hour work week, calculated without regard to any limitation imposed by Section 401(a)(17) of the Code, including amounts deferred by Executive under the Company’s qualified and non-qualified savings plans. “Normal Pay” does not include any bonuses, special pay, or premium for overtime work.
          i. ITC Retirement Plan. The ITC Retirement Plan is a qualified defined benefit pension plan sponsored by ITC for its eligible employees.
          j. Service. Executive’s Company Service and DTE Service, collectively.
     3. Eligibility. Executive is the only individual eligible to participate in this Plan.
     4. Target Percentage of Average Final Compensation. Payments from the Plan are based upon the “Target Percentage” of Executive’s Average Final Compensation as calculated below. The Target Percentage is determined by years of Service, and shall be determined as follows:

Target Percentage
of Average Final	Service
Compensation	Index
60%	25
Notwithstanding the foregoing, the Target Percentage shall be increased by 0.5% for each year that the number of years of Executive’s Service is greater than the Service Index. The Target Percentage is adjusted accordingly if the Service Index results in fractional years. The final determination of Executive’s Target Percentage (e.g., 60% plus any increases) of Executive’s Average Final Compensation shall hereinafter be referred to as the “Final Percentage.”
     5. Payments to Commence only after Termination of Employment. Payments from the Plan are not payable until Executive terminates employment with the Company (by death or otherwise). References in this Section and in the following provisions of the Plan to “terminating employment”, “terminates employment” or “employment termination” or similar provisions shall mean termination of employment with the Company, and shall be synonymous with the meaning given to the term “separation from service” as provided under Section 409A of the Code, and the rules and regulations promulgated thereunder.
          a. Normal Retirement. Executive shall receive an unreduced Final Percentage if Executive terminates employment at age 60 or older.
          b. Early Retirement. Executive shall receive a reduced or adjusted Final Percentage if Executive terminates employment (including due to his death) at or after age 55 but prior to achieving age 60. The early retirement adjustment schedule is as follows:

Age At	Early Retirement
Termination	Adjustment Percentage
55	60%
56	68%
57	76%
58	84%
59	92%
60 or older	100%
Age at termination is calculated to the nearest whole calendar month and the Early Retirement Adjustment Percentage is determined accordingly.
     6. Payment of Benefit. The retirement benefit provided for under this Plan shall be paid to the Executive upon the termination of his employment for any reason in the form of a Guaranteed Term Plus Life Benefit. The Guaranteed Term Plus Life Benefit payment option provides for a minimum of 15 years of payments to Executive and, if he lives beyond such 15-year period, the payments shall continue to be made to him for life. Payments shall be made monthly. If Executive dies before the end of the 15-year period, payments will continue to be made to his beneficiary or estate (if no beneficiary election is on file) for the balance of the 15-year period. At the end of this 15-year period, all payments cease, the Company will have no further liability to Executive or his beneficiary or estate, and the Plan shall terminate. In accordance with Section 409A of the Code, and the rules and regulations promulgated thereunder, payments hereunder will be delayed and shall commence on the first business day following the date that is six months after the date of termination of Executive’s employment (or the Executive’s date of death, if earlier); provided that in addition to the regular monthly amounts payable under the Plan commencing at that time, a lump sum amount shall be paid equal to the total of all payments under this Plan that would otherwise have been payable during the period of delay required by Code Section 409A.
     7. Benefit Payment Calculation. Monthly payments made from the Plan pursuant to Section 6 above are determined as follows:
     Step 1. Determine Gross Target Benefit Amount
     The “Gross Target Benefit Amount” is determined by multiplying the Final Percentage by Executive’s Average Final Compensation.
     Step 2. Determine ITC Retirement Plan Benefit
     Executive will be a participant in the ITC Retirement Plan. At the time Executive’s benefits are calculated for this Plan, his total benefits under the ITC Retirement Plan will be determined, including: (i) the value of his cash balance account as of the calculation date, and (ii) any other annuity benefit that is payable to Executive thereunder. The total of such benefit amounts will be converted into an annuity that is equal to the Actuarial Equivalent of the Guaranteed Term Plus Life Benefit (the “ITC Plan Benefit”).

     Step 3. DTE Retirement Plan & DTE MSBP Offset
     The Plan benefit shall be reduced by the sum of the benefits provided under the DTE Retirement Plan and the DTE Management Supplemental Benefit Plan (“DTE Plans”). Pursuant to that Separation Agreement entered into by and between Executive and DTE dated November 22, 2002, the aggregate amount of such benefits is equal to $98,368.44, payable as a life annuity. For purposes of the Plan, the life annuity amount must be converted to an amount that is equal to the Actuarial Equivalent of the Guaranteed Term Plus Life Benefit. For purposes of such calculation, the Actuarial Equivalent shall be determined as of November 2002. This amount is $95,496 (the “DTE Plans Offset”).
     Step 4. Determine Base Annual Target Benefit Amount
     The “Base Annual Target Benefit Amount” is determined by subtracting the ITC Plan Benefit and the DTE Plans Offset that would be payable at retirement (without regard to whether Executive elects to defer receipt of the benefit) from the Gross Target Benefit Amount.
     Step 5. Determine Adjusted Annual Target Benefit Amount
     The “Adjusted Annual Target Benefit Amount” is determined by multiplying the Base Annual Target Benefit Amount by the Early Retirement Adjustment Percentage.
     Step 6. Determine Monthly Target Benefit Amount Under the Guaranteed Term Plus Life Benefit
     The “Monthly Target Benefit Amount” of the Guaranteed Term Plus Life Benefit is determined by dividing the Adjusted Annual Target Benefit Amount by 12.
     Exhibit A displays examples of the Plan payment calculation procedure as set forth in this Section 7.
     In the event Executive receives an assessment of Federal Insurance Contributions Act taxes from the Internal Revenue Service, or of state or local income taxes, which treats any amount payable to Executive under this Plan as taxable for such purpose prior to the actual payment of such amount to Executive, the Company shall pay an amount equal to such taxes to or on behalf of Executive. Further, in the event Executive receives an assessment of income taxes from the Internal Revenue Service which treats any amount payable to Executive under this Plan as includible in his gross income prior to the actual payment of such amount to Executive due to the failure of this Plan to meet the requirements of Code Section 409A, and the rules and regulations promulgated thereunder, the Company shall pay an amount equal to such taxes to or on behalf of Executive. In either event, such payment will be made within 30 days after receipt of written notice from Executive of such assessment, which notice Executive shall timely give to the Company. Thereafter, the Base Annual Target Benefit Amount (Step 4 above) shall be reduced by an amount equal to all such payments by the Company and the amounts calculated under Steps 5 and 6 shall be reduced accordingly, so long as the Board determines that the reduction of such amount will not result in additional taxes being imposed on Executive under

Code Section 409A. Notwithstanding the foregoing, in the event the Company decides to challenge the Internal Revenue Service’s assessment, the Company shall promptly notify Executive in writing of such decision and the Company shall have the right to challenge such assessment, on behalf of Executive, at the Company’s cost and expense.
     Each payment under this Plan shall be reduced by any federal, state or local taxes, which ITC determines should be withheld from such payment.
     8. Establishment of Grantor Trust. As soon as practicable after the effective date of this Plan, the Company shall establish a grantor trust (a “Rabbi Trust”), which is intended to be a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which shall not affect the status of the Plan as an unfunded arrangement for purposes of Title I of ERISA. Assets transferred to the Rabbi Trust shall be in cash or other securities in the discretion of the Company.
     9. Beneficiary Designation. Executive may name any beneficiary to whom payments under the Plan are to be paid in case of Executive’s death. Each designation will revoke all prior designations and shall be on a form prescribed by ITC and will be effective only when filed by Executive with the ITC Human Resource Department. In the absence of any such designation, payments due shall be paid to Executive’s estate.
     10. Taxation. The Company makes no representation as to the tax consequences of the payment option provided under this Plan. Executive is urged to consult his tax advisor for information and advice.
     All payments under this Plan are intended to be in compliance with Section 409A of the Code, but in no event shall the Company be responsible for any tax or penalty owed by Executive or his beneficiary with respect to payments hereunder. Between the original effective date of this Plan (May 10, 2005) and the effective date of this amended and restated Plan, this Plan was administered in good faith compliance under Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A.
     11. Non-Secured Promise; Amendments.
          a. Executive has the status of general unsecured creditor of the Company. This Plan constitutes a promise by the Company to make benefit payments in the future. The Company intends that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company intends that this Plan be maintained solely for Executive.
          b. Payments as they become due under the Plan shall be paid by the Company from its general assets; provided, however, that no provision of the Plan shall preclude the Company from segregating assets which are intended to be a source for payment of benefits under the Plan in the Company’s sole discretion, including the Rabbi Trust.
          c. ITC reserves the right to amend, modify, or discontinue this Plan at any time; provided, however, that no such amendment, modification or termination shall adversely affect the rights of Executive or his beneficiaries who are receiving or are immediately eligible to receive benefits from this Plan at the time of such amendment, modification, or termination, without such person’s prior written consent.
          d. In the event of dissolution, merger, consolidation or reorganization of the Company, the Plan shall terminate as to the Company unless the Plan is continued by a successor thereto (subject to the consent of the Chairman of the Board). In the event the Plan is terminated, Executive shall nevertheless receive payment of his accrued benefit hereunder in accordance with Code Section 409A, and the rules and regulations promulgated thereunder.
          e. Notwithstanding the foregoing provisions of this Section, no amendment, modification, or termination of the Plan may be made after the occurrence of a Change of Ownership (as defined in the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings, Inc. and its Subsidiaries), that would adversely affect the rights of Executive, who is receiving or upon termination would thereupon be entitled to receive benefits under the Plan, without his prior written consent.
     12. Administration; Arbitration.
     The Vice President in charge of ITC Human Resources (or the executive officer whose responsibilities include the Company’s Human Resources department) is responsible for the administration of the Plan and for the administration of benefits payable under the Plan. The Board (or its designated representative) has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Board (or its designated representative) with respect thereto made prior to the occurrence of a Change of Ownership shall be conclusive. The Vice President in charge of ITC Human Resources (or the executive officer whose responsibilities include the Company’s Human Resources department) shall review the Plan from time to time and as part of such review is hereby directed to make any recommendations to amend the Plan he or she in good faith deems necessary for ease of administration and/or to comply with applicable federal, state and local laws.
     Notwithstanding any provision in this Plan to the contrary, in the event of any dispute, claim or controversy (hereinafter referred to as a “Grievance”) between Executive and the Company with respect to the payment of benefits to him under the Plan, the computation of benefits under the Plan, or any of the terms or conditions of the Plan, such Grievance shall be resolved by arbitration. Arbitration shall be the sole exclusive remedy to redress any Grievance. The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. The arbitration shall be conducted by the American Arbitration Association and expenses of the arbitrator(s) and the American Arbitration Association shall be borne by the Company. Neither the Company nor Executive shall be entitled to attorneys’ fees, expert witness fees, or other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder. The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit metropolitan area, Michigan. The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s) sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, Executive does not have the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action or proceeding instituted in any federal court, state court, local court, or administrative agency by Executive or the Company with respect to any Grievance which can be subject to arbitration as herein set forth. The arbitration provisions shall, with respect to any Grievance survive the termination of this Plan.
          13. Non-Alienability and Non-Transferability. The right of Executive, his spouse or beneficiary to payment of any benefit hereunder shall not be alienated, assigned, transferred, pledged of encumbered and shall not be subject to execution, attachment or similar process. No account shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or other levy of any kind, whether voluntary or involuntary, including, but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of Executive. Any attempted assignment, pledge, levy or similar process shall be null and void without effect.
          IN WITNESS WHEREOF, this restated Plan has been adopted this ___ day of                     , 2008, effective as set forth above.

ITC HOLDINGS CORP.

By:

Title:

          CONSENTED TO as of this ___ day of                     , 2008.

EXECUTIVE

Joseph L. Welch

EXHIBIT A
Example 1
Assumptions:

Date of Termination:	July 31, 2013
Age at Termination:	65 Years, 0 Months
Position:	Chief Executive Officer
MSBP Average Final Compensation:	$2,800,000
Service:	42 Years, 6 Months
ITC Retirement Plan Cash Balance Account:	$200,000
ITC Retirement Plan Annuity Benefit	$100,000
DTE Total Retirement Benefit:	$98,368.44/yr as life annuity
Payment Option:	Guaranteed Term Plus Life (Survivor benefit — monthly payments)
(Given the above, the target percentage is 69%)

Step 1:	69% x $2,800,000 = $1,932,000
Step 2:	($200,000/11.157) + ($100,000*0.9108) = $109,006
Step 3:	$98,368.44 x .9708 = $95,496
Step 4:	$1,932,000 – $109,006 – $95,496 = $1,727,498
Step 5:	$1,727,498 x 1.00 = $1,727,498
Step 6:	$1,727,498 / 12 = $143,958
Monthly Payments of $143,958 will be made for 15 years, or for the life of the Executive if greater than 15 years.

Exhibit B — Historical Compensation Data
The following schedule of weekly compensation for Mr. Welch’s period of employment at DTE including all pay from other sources while placed on a suspension of employment. This is to be used for calculation of Average Final Compensation.

					Eligible		Number	Comp to Use
		Number	Annual	MSBP	Lump-Sum	Weekly	of Weeks	for Highest
Begin Date	End Date	of Weeks	Salary	Bonus(1)	Awards	Average	to Use in Avg.	260 Weeks	RANK
Actual History
2/12/1990	2/18/1990	1.00	69,600.00	7,048.00		8,386.46	1	8,386.46	24
2/11/1991	2/17/1991	1.00	73,700.00	8,721.00		10,138.31	1	10,138.31	25
2/10/1992	2/16/1992	1.00	77,400.00	6,692.00		8,180.46	1	8,180.46	23
2/15/1993	2/21/1993	1.00	89,300.00	5,819.00		7,536.31	1	7,536.31	22
2/14/1994	2/20/1994	1.00	92,900.00	10,502.38		12,288.92	1	12,288.92	27
3/14/1994	3/20/1994	1.00	92,900.00		5,000.00	6,786.54	1	6,786.54	18
2/13/1995	2/19/1995	1.00	111,000.00	2,774.98		4,909.60	1	4,909.60	15
2/12/1996	2/18/1996	1.00	118,000.00	8,128.13		10,397.36	1	10,397.36	26
4/7/1997	4/13/1997	1.00	139,500.00		1,500.00	4,182.69	1	4,182.69	13
4/14/1997	2/8/1998	43.00	139,500.00			2,682.69	0	0.00	1
2/9/1998	2/15/1998	1.00	139,500.00	20,968.21		23,650.90	1	23,650.90	31
2/16/1998	3/29/1998	6.00	139,500.00			2,682.69	0	0.00	1
3/30/1998	4/5/1998	1.00	145,100.00			2,790.38	1	2,790.38	3
4/6/1998	4/12/1998	1.00	145,100.00		2,000.00	4,790.38	1	4,790.38	14
4/13/1998	2/21/1999	45.00	145,100.00			2,790.38	38	106,034.62	3
2/22/1999	2/28/1999	1.00	145,100.00	19,873.41		22,663.79	1	22,663.79	30
3/1/1999	3/28/1999	4.00	145,100.00			2,790.38	4	11,161.54	3
3/29/1999	4/4/1999	1.00	147,900.00			2,844.23	1	2,844.23	6
4/5/1999	4/11/1999	1.00	147,900.00		3,000.00	5,844.23	1	5,844.23	16
4/12/1999	10/10/1999	26.00	147,900.00			2,844.23	26	73,950.00	6
10/11/1999	2/20/2000	19.00	160,000.00			3,076.92	19	58,461.54	8
2/21/2000	2/27/2000	1.00	160,000.00	15,628.54		18,705.46	1	18,705.46	28
2/28/2000	3/26/2000	4.00	160,000.00			3,076.92	4	12,307.69	8
3/27/2000	2/25/2001	48.00	171,200.00			3,292.31	48	158,030.77	10
2/26/2001	3/4/2001	1.00	171,200.00	17,120.00		20,412.31	1	20,412.31	29
3/5/2001	3/25/2001	3.00	171,200.00			3,292.31	3	9,876.92	10
3/26/2001	7/1/2001	14.00	178,048.00			3,424.00	14	47,936.00	12
7/2/2001	2/24/2002	34.00	356,096.00			6,848.00	34	232,832.00	19
2/25/2002	3/3/2002	1.00	356,096.00	35,609.60		42,457.60	1	42,457.60	32
3/4/2002	8/25/2002	25.00	356,096.00			6,848.00	25	171,200.00	19
8/26/2002	11/24/2002	13.00	365,096.00			7,021.08	13	91,274.00	21
11/25/2002	2/23/2003	13.00	350,000.00			6,730.77	13	87,500.00	17
2/24/2003	3/2/2003	1.00	350,000.00	146,000.00		152,730.77	1	152,730.77	33

							260	$1,430,261.78

				Average Final Compensation as of March 1, 2003				$286,052.00